Exhibit 99

INVITROGEN AND APPLIED BIOSYSTEMS COMPLETE MERGER

CARLSBAD, Calif. – (BUSINESS WIRE) – Invitrogen Corporation (NASDAQ: IVGN) and Applied Biosystems Inc. (NYSE: ABI) today announced the successful completion of their merger transaction.  The new company will be named Life Technologies Corporation and will be traded on the NASDAQ Global Select Market under the ticker symbol "LIFE" beginning November 24, 2008.

“This is an exciting time in the history of Invitrogen and Applied Biosystems,” said Greg Lucier, Chairman and Chief Executive Officer of Life Technologies.  “By combining these two highly respected brands, we are not only creating a stronger company, but an industry thought leader, uniquely positioned to help our customers accelerate and drive new discoveries and commercial applications.

“On behalf of the new management team, I want to welcome all employees to our new company,” Lucier added.  “I am confident that together we will change the future of life science.”

Merger Consideration Election Results

Preliminary results of elections made by Applied Biosystems stockholders regarding their preferences as to the form of merger consideration were announced on November 20, 2008. The majority of Applied Biosystems stockholders elected to receive their consideration in the form of all cash. As a result, those stockholders who have elected to receive the cash consideration will receive slightly more cash and slightly fewer shares than they would have received if they had elected the mixed consideration. The company expects to have final election results and pro-rated disbursement figures determined by November 28, 2008, at which time the company will make an announcement with such figures. Disbursements of proceeds are expected to be made no later than the first week of December.

About Life Technologies

Life Technologies (NASDAQ: LIFE - News) is a global biotechnology tools company dedicated to improving the human condition.  Our systems, consumables and services enable researchers to accelerate scientific exploration, driving to discoveries and developments that make life even better.  Life Technologies customers do their work across the biological spectrum, working to advance personalized medicine, regenerative science, molecular diagnostics, agricultural and environmental research, and 21st century forensics.  The company has historical sales of approximately $3.5 billion, employs 9,500 people, has a presence in more than 100 countries, and possesses a rapidly growing intellectual property estate of over 3,600 patents and exclusive licenses.  Life Technologies was created by the combination of Invitrogen Corporation and Applied Biosystems Inc.  For more information on how we are making a difference please visit our website: www.lifetechnologies.com

Safe Harbor Statement

Certain statements contained in this press release are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and it is Life Technologies intent that such statements be protected by the safe harbor created thereby. Potential risks and uncertainties include, but are not limited to: potential difficulties that may be encountered in integrating the merged businesses; potential uncertainties regarding market acceptance of Life Technologies; Life Technologies’ ability to protect its intellectual property rights; competitive responses to the merger; an economic downturn, including the deterioration in economic and market conditions currently being experienced; risks that revenues may be lower than expected; Life Technologies’ ability to make accurate estimates and control costs; Life Technologies’ and its partners' ability to bid on, win, perform and renew contracts and projects; the need to develop new products and adapt to significant technological change; exposure to environmental liabilities and litigation; liabilities for pending and future litigation; the impact of changes in laws and regulations; industry competition; Life Technologies’ ability to attract and retain key employees; employee, agent or partner misconduct; risks associated with changes in equity-based compensation requirements; Life Technologies’ leveraged position and ability to service debt; risks associated with international operations; third-party software risks; terrorist and natural disaster risks; anti-takeover risks and other factors; as well as other risks and uncertainties detailed from time to time in Life Technologies’ Securities and Exchange Commission filings.

Contact Information:
Amanda Clardy
760-476-7075
Amanda.clardy@invitrogen.com

or

Farnaz Khadem, 760-603-7245
Farnaz.khadem@invitrogen.com